Exhibit 10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 1, 2004, by and between EDO Corporation, a New York corporation, (the "Company") and James M. Smith ("you").

         WHEREAS, you and the Company are parties to that certain agreement dated as of February 1, 2003 with respect to your employment by the Company and certain related matters (the "Existing Agreement");

         WHEREAS, you and the Company desire to continue the Existing Agreement as amended and restated to, among other things, extend the term and provide certain additional benefits, and

         WHEREAS, the Company desires that you continue in the positions of Chairman, Chief Executive Officer and President and you are willing to continue in such positions, all on the terms and conditions set forth in this new Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

     1. Effective Date. This Agreement shall become effective as of the date first above written (the "Effective Date").

     2. Employment Duties.

          a. Position and Duties. Subject to the terms and conditions of this Agreement, the Company shall continue to employ you as its Chairman, Chief Executive Officer and President from and after the Effective Date until the expiration of the Term (as defined in Section 3) of this Agreement. In such position, you shall continue to be responsible for the day-to-day operation and management of the Company and have such powers, duties, responsibilities and indemnification commensurate with your experience and your position as Chief Executive Officer and President as are set forth in the Company's By-Laws and as may be assigned to you from time to time by the Company's Board of Directors. You shall also continue to serve, without additional compensation, in such other position or positions with the Company and/or its majority-owned subsidiaries commensurate with your experience and position as Chief Executive Officer as the Board of Directors shall assign to you at any time and from time to time. It is understood that among your duties during the term shall be to recommend to the Board of Directors a mutually agreeable succession and transition plan and the timely implementation of such plan.

          b. Report to the Board. You shall continue to report directly to the Company's Board of Directors. You shall continue to serve as a member of the Board of Directors of the Company and the Company will take such steps as may be necessary and appropriate to have you nominated for reelection for additional terms as a director during the term of this Agreement.

          c. Working Time. You shall devote all of your working time, on an exclusive basis, and except for vacations, periods of illness, injury or other disability, to the business and affairs of the Company.


          d. Location. Your principal place of employment shall be at the Company's headquarters in New York City.

     3. Term. The term of this Agreement shall be the period from the Effective Date through the earlier of the date of the Company's 2008 Annual Meeting or May 31, 2008 (the "Term"). 8.

     4. Compensation and Benefits. During the Term, the Company shall pay to you, and you shall accept from the Company, as full compensation for all of your services hereunder, the amounts indicated in this Section 4:

          a. Base Salary. The Company shall pay to you an annual base salary ("Base Salary") from the Effective Date through the balance of the Term in the amount of $650,000 per annum. Your Base Salary may be reviewed annually by the Compensation Committee of the Board of Directors (the "Committee") and may be increased but not decreased during the Term by the Board of Directors upon the recommendation of the Committee.

          b. Annual Bonus. During each year of the Term you will be eligible to receive an annual bonus in an amount determined in the sole discretion of the Committee. Your bonus target shall be 75% of your Base Salary in respect of the year in which the bonus is to be paid. The Committee shall determine the time and manner of payment.

          c. Other Compensation and Benefits. Except as otherwise provided herein, you shall be eligible to participate in, on a basis commensurate with your position with the Company, all of the Company's employee compensation and benefit plans and arrangements in effect at any time or from time to time during the Term. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms and conditions thereof. Notwithstanding the foregoing, should their be a downward adjustment in the benefits provided executive employees under the EDO Corporation Supplemental Executive Retirement Plan (the "SERP"), the Company shall provide you a benefit substantially equivalent any shortfall resulting from such change, payable on substantially the same basis and at substantially the same time you would have received such payments under the SERP had there been no downward adjustment. With respect to amounts paid pursuant to this Section 4, only amounts payable in respect of Base Salary pursuant to
Section 4(a) and amounts payable as bonus pursuant to Section 4(b) shall be considered compensation for purposes of the SERP and no other amount payable under this Section 4 shall be considered compensation for purposes of any other retirement plan or benefit.

          d. Company Grant of Restricted Shares. You shall continue to be granted 15,000 shares of the Company's common stock annually in respect of each whole year in the Term, subject to your execution of a restricted share agreement in a form mutually agreed with the Company. The restricted shares shall not be transferable and shall remain subject to forfeiture until vested in accordance with the terms of the grant, as reflected in the restricted share agreement. It is not anticipated that you will participate in any stock option program of the Company during the term.

          e. Car Allowance. For your use during the Term, you will be provided a new automobile every three years.

          f. Housing Allowance. At the Company's request, you have agreed to purchase or lease a residence in Manhattan that would be available to you during the week to increase your ability to be present at the Company and at other venues within Manhattan for the benefit of the Company, especially during the extended term of this Agreement. Upon securing such a residence, you shall be provided: an allowance, payable in cash at the same time as salary is payable to you in accordance with the Company's normal payroll practices (the "Housing Allowance"), and transportation by car to and from your primary residence for you and your spouse. The Housing Allowance shall be an amount equal to $150,000 per annum (the "Base Housing Allowance") plus the amount (the "Adjustment Amount") that, on an after-Tax basis, is required to be paid to you so that your net after-Tax income is equal to what such income would have been if (i) had you not received the Base Housing Allowance and (ii) were you not to have become a resident of The City of New York as a result of such residence. The Adjustment Amount shall be estimated each year by your accountants and certified to the Company, with any adjustment made for your actual tax liability experience at the time of the filing of your applicable tax returns, as certified by such accountants.

          g. Vacation. You shall be eligible for vacation benefits in accordance with the Company's vacation policy. In no event, however, shall you be provided less than four weeks of vacation during any calendar year.

          h. Business Expenses. The Company shall reimburse you for reasonable and necessary business expenses in accordance with the Company's policies as the same may be amended from time to time, and upon presentation of appropriate documentation reasonably satisfactory to the Company.

          i. Financial and Tax Planning. You shall be paid $10,000 in a lump sum in each year remaining in the Term (and for year 2009 if your employment terminates in 2008) in order to defray the cost of financial and tax planning, such amount to be paid in a lump sum upon the execution of this Agreement, and no later than the end of the second quarter during each succeeding calendar year of the Term. z. aa.

         For the avoidance of doubt, benefits provided for subsections (d) through (i) of this Section 4, and the value thereof or amounts payable with respect thereto, including without limitation the Housing Allowance, shall not be deemed a benefit or compensation that survives the termination of your employment for any reason whatsoever, and shall not be included for any purpose in the calculation of amounts that may become owing under Sections 5, 6 or 7 hereof, without regard to the circumstances surrounding any such termination. Notwithstanding the foregoing or anything else in this Agreement, (a) the Housing Allowance in accordance with paragraph 4(f) shall continue to be paid for six months after the termination of your employment if such termination is by the Company without Cause or by you for Good Reason and (b) the amount payable for Financial and Tax Planning in accordance with 4(i) shall continue to be paid for the calendar year after any termination of employment.

     5. Termination of Employment. Your employment with the Company may terminate upon the occurrence of the following circumstances: 14.

          a. Death and Disability. Your death or your inability to perform your duties hereunder by reason of disability, due to physical or mental illness, after reasonable accommodation, for a period in excess of one hundred and eighty
(180) consecutive business days. Your employment may be terminated by the Company by reason of your disability, pursuant to this subsection (a) only if you do not return to work within thirty (30) days after a notice of termination has been provided to you in writing by the Company.


          b. Cause. Termination of your employment by the Company for "Cause", which for purposes of this Agreement shall mean:

               i. the willful and continued failure by you to substantially perform your duties hereunder (other than any such failure resulting from your disability due to physical or mental illness), after you have received from the Board of Directors of the Company a written demand for substantial performance that specifically identifies the manner in which the Board of Directors believes you have not substantially performed your duties and a reasonable opportunity under the circumstances to cure any such failure;

               ii. the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company;

               iii. your having engaged in any conduct or failed to take any action, with respect to the Company, any of its employees, any of its affiliates or any of its shareholders, which act or failure to act constitutes a crime under federal or state law; or

               iv. your having been convicted of or pleaded no contest to any crime involving moral turpitude or any crime that could carry a jail sentence as a penalty.

         For purposes of this subsection (b), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, your employment shall not be deemed to have terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board of Directors of the Company (excluding you) at a meeting of the Board of Directors called and held for such a purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors you were guilty of the conduct set forth in this subparagraph (b) and specifying the particular details thereof in detail. Such finding by the Board of Directors shall be conclusive and binding upon all parties, and the Board of Directors is hereby granted discretionary authority to make such determination.

     c. Retirement. Termination of your employment by you due to your retirement in accordance with the terms of any Company retirement plan in which you participate.

     d. Good Reason. Termination of your employment at any time by you for "Good Reason." For the purpose of this Agreement, Good Reason shall mean:

               i. the assignment to you of any material duties inconsistent with your position, duties, responsibilities and status at the Company, as provided herein, without your express written consent;

               ii. a change inconsistent with the provisions of this Agreement in your title as President and/or Chief Executive Officer, or substitution of a successor as President and/or Chief Executive Officer, or in your reporting responsibilities, except as long as a Change in Control (defined below) shall not have taken place, (A) during the final eighteen months of the Term with respect to a President and (B) during the final twelve months of the Term with respect to a Chief Executive Officer;

               iii. a reduction in your Base Salary (as defined in Section
          4(a));

               iv. failure to allow you to participate in the any material employee benefit and executive compensation plans and arrangements available to senior executives in accordance with the provisions of
          Section 4(c) except as herein provided;

               v. a requirement that you be based anywhere other than the Company's principal executive offices in the greater New York metropolitan area or, in the event you consent to any such relocation of the Company's principal executive offices, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and/or to indemnify you against any "loss" realized in the sale of your principal residence in connection with any such change of residence, where "loss" is defined as the amount by which the higher of (a) your aggregate investment in such residence and (b) the fair market value of such residence as determined by any real estate appraiser designated by you and reasonably satisfactory to the Company, exceeds the actual sale price of such residence; or

               vi. if not automatic by operation of law, the failure of the Company to obtain the assumption of, and agreement to perform, this Agreement by any successor (whether direct or indirect, by purchase, consolidation or otherwise) to all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to you.

     e. For purposes of this Agreement, "Change in Control" shall mean an occurrence in which:


               i. a "person" including a "group," other than the Company's Employees Stock Ownership Trust (a "person"), becomes the "beneficial owner" (Beneficial Owner"), directly or indirectly, of securities of the Company having 25% or more of the total number of votes which may be cast for the election of directors of the Company (as the term "persons', "group" and beneficial owner" are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934), or

               ii. during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

               iii. the shareholders of the Company approve any merger or other business combination, sale of assets or combination of the foregoing transactions.


     6. Compensation Upon Termination.

          a. Death or Disability. If your employment is terminated by reason of your death or disability pursuant to Section 5(a), you or your estate, as the case may be, shall receive your Base Salary through the date of your termination and such other compensation and benefits to which you are entitled in accordance with the terms and conditions of the compensation and benefit plans and arrangements in which you are then a participant.

          b. Cause. If your employment is terminated for Cause pursuant to
Section 5(b), you shall not be entitled to any compensation for any period after termination, but you shall receive such compensation and benefits for time worked prior to such termination and to which you are entitled in accordance with the terms of the compensation and benefit plans in which you are then a participant.

          c. Post-Retirement Consulting/Non-competition Payments. If your employment is terminated by you due to your retirement at the end of the Term pursuant to Section 5(c), you shall be provided the opportunity to provide consulting services (the "Consulting Services"), for a period of up to 2 years following such retirement (the "Consulting Period"). As total consideration for the Consulting Services, and in consideration of the provisions of post-termination non-competition provisions of Section 9(b) below, the Company will pay you $300,000 during each year of the Consulting Period. In the event of your demise during the Consulting Period, the payment shall be made to your estate. In accordance with the terms of the Company's health insurance policy then in effect, you will be entitled to participate in the Company's paid health insurance during the Consulting Period. You shall not be eligible to participate in any other plan or program of the Company.

          d. Good Reason; Without Cause. Subject to the provisions of Section 6(e), if your employment is terminated by you for Good Reason pursuant to
Section 5(d), or is terminated by the Company for any reason other than death, disability, Cause, retirement, expiration of the Term or mutual written agreement, the Company will pay to you the following amounts ((collectively, the "Termination Payments"):

               i. An amount equal to the product of (x) the number three multiplied by (y) the sum of (A) your annual Base Salary as defined in
          Section 4(a), plus (B) the average annual Company incentive bonus amount awarded to you for the three years preceding the termination of your employment, or the previous year's incentive bonus if higher. The Termination Payment will be paid in cash in a single sum promptly following the date of termination.


          ii. If a payment is made under (i) above, in addition:

               (A) for the three-year period following your termination of employment, you (and to the extent covered at the date of your termination of employment, your spouse and your eligible dependents) shall be entitled to continued coverage under the Company's medical, life and disability plans for employees, as the same may be modified from time to time for employees generally, on the same terms and conditions as though you had continued in the Company's employ (or, at the Company's election, coverage equivalent thereto); and

               (B) you will be entitled to a benefit payable under the Company's SERP or other nonqualified arrangement equal to the benefit that you would have received under the Company's pension plans, qualified or nonqualified (the "Pension Plans"), had you remained employed by the Company for an additional five years, to a period not to exceed the granting of credited service to all Plan participants; and

               (C) upon the completion of the period set forth in (A) above, you will be entitled to those benefits (or their equivalent) to which retirees of the Company may be entitled in accordance with the terms and conditions of the Pension Plans and the medical and life insurance plans for retirees, as those plans may be modified from time to time for employees generally.

               (D) Notwithstanding the provisions of (d)(ii)(B) above, in the event that the granting of vested service accrual credit to you under the Pension Plan could, in the reasonable opinion of the Company, adversely affect the tax-qualified status of the Pension Plan, such service credit shall not be granted and in lieu thereof, the Company shall pay you, upon the expiration of the period set forth in (A) above, a single cash payment equal to the actuarial equivalent of the increase in your retirement benefit that would have resulted if the service credit had been granted, as determined by the enrolled actuary regularly consulted by the Company for the Pension Plan, and shall be paid in accordance with the terms of the Pension Plan in effect at that time, with the determination of such actuary being final and binding upon all parties.

               (E) All of the shares of Company restricted stock granted, whether pursuant to Section 4(d) or otherwise, shall fully and immediately vested on the date your employment terminates under the
          Section 6(d) and upon any termination described in Section 6(d) any options to purchase Company stock not otherwise vested for any reason shall be deemed to be and shall become fully vested and nonforfeitable and immediately exercisable, and remain exercisable in accordance with the terms of the stock option plan.

          e. Release and Full Satisfaction. The Termination Payments under
Section 6(d) shall be in lieu of any other severance or termination benefits to which you may be entitled under the Company's plans, policies, programs or agreements and shall be subject to your execution of a release and separation agreement in form and substance satisfactory to the Company and its counsel. Payment of any amounts under Section 6(d) shall be in full and complete satisfaction of any claims that you may have under this Agreement or otherwise arising in connection with your employment with or termination of employment by the Company and/or any of its subsidiaries; provided that, nothing contained in this clause shall be construed to limit your right to any vested benefits accrued or payable under the terms of any employee benefit plan (other than any severance plan) established and maintained by the Company, any vested rights under any equity based incentive award, whether granted to you under the terms of this Agreement or otherwise, or any of its subsidiaries or your right to indemnification with respect to his service as an employee, officer or director of the Company or any of its subsidiaries.


     7. Gross-up Payment in the Event of Excess Parachute Payments.

          a. Imposition of Excise Tax. In the event that any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you by the Company, any subsidiary or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject you to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to you following your termination of your employment an additional amount (the "Tax Adjustment") such that the net amount retained by you with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax, employment tax and Excise Tax (including any interest and penalties) on the Tax Adjustment provided for by this Section 7, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments. The Tax Adjustment shall be paid at the same time the payment is due to the Internal Revenue Service in respect of the Covered Payments.


          b. Calculation Assumptions. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          i. such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants or tax counsel of national reputation selected by the Company (the "Tax Advisors"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such `parachute payments" are otherwise not subject to such Excise Tax, and

          ii. the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Tax Advisors in accordance with the principles of Section 280G of the Code.

          c. Overpayment Adjustment. In the event that the Excise Tax is subsequently determined by the Tax Advisors or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Adjustment made, you shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Adjustment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Adjustment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Adjustment to be refunded to the Company has been paid to any Federa1, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.


          d. Underpayment Adjustment. In the event that the Excise Tax is later determined by the Tax Advisors or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Adjustment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Adjustment), the Company shall make an additional Tax Adjustment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          e. Timing of Payment. Any Tax Adjustment (or portion thereof) shall be paid to you not by wire transfer or certified check not later than the day the applicable tax payment is due in respect of the applicable Covered Payment to which it relates; provided, however, that if the amount of such Tax Adjustment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to you by such date an amount estimated in good faith by the Tax Advisors to be the minimum amount of such Tax Adjustment and shall pay the remainder of such Tax Adjustment (together with interest at the rate provided in Section 1274(b)(2)(IB) of the Code) as soon as the amount thereof can be determined, but in no event later than the due date pursuant to any demand therefore by the Internal Revenue Service.

     f. Impact of Section 7. Notwithstanding anything else to the contrary contained in this Section 7, you shall not be required to take any actions or pay any amounts under this Section that will in the aggregate, cause you to receive less compensation (on a net-after tax basis) than if this Section 7 was omitted from this Agreement in its entirety.



     8. Successors. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the assets of the Company. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     9. Covenants/Confidential Information. You acknowledge and agree that you have and will come into contact with, have access to and learn various technical and non-technical trade secrets and other Confidential Information, which are the property of the Company. Such Confidential Information includes but is not limited to methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, data processing programs, databases, formulae, secret processes, machines and adaptations thereto, inventions, research projects, and all other matters of a technical nature, all of which Confidential Information is not publicly available, but has been developed by the Company at its great effort and expense; names and addresses of the Company's customers and their representatives responsible for entering into contracts for the Company's services, customer leads or referrals, specific customer needs and requirements and the manner in which they have been met by the Company, information with respect to pricing, costs, profits, sales, markets, plans for future business and other development, all of which Confidential Information is not available from directories or other public sources; and information with respect to the Company's employees, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information. All of the Confidential Information has been developed, acquired or compiled by the Company at its great effort and expense.

          a. Non-Disclosure of Confidential Information. Except as may be required in the proper performance of your duties hereunder or as may be compelled by administrative or judicial subpoena or other process, you acknowledge and agree that any disclosure, divulging, revealing or other use of any of the aforesaid Confidential Information by you, other than in connection with the Company's business will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, you specifically covenant and agree to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and you will not, both during employment with the Company or at any time thereafter, without the Company's prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in your memory or embodied in writing or other physical form.

          b. Covenant Not to Compete. You acknowledge and agree that the Company is engaged in a highly competitive business, and by virtue of your position and responsibilities with the Company, and your access to the Confidential Information, engaging in any business which is directly or indirectly competitive with the Company will cause it great and irreparable harm. Consequently, you covenant and agree that during the Term, and, in consideration of the payments for the Consulting Services provided for in Section 6(c) above, for the two-year period following your termination of employment hereunder, you shall not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected with, in any manner (other than as a shareholder of less than 2% of the outstanding equity of any publicly traded company), any business engaged in whole or in part in any of the businesses conducted by the Company now or at the time of the termination of your employment, or that the Company has made substantial designs to pursue now or at such time, in the United States, the same being the same geographic area in which the Company's business is conducted, without the prior written specific consent of the Company. If requested, this consent shall not be unreasonably withheld where the elements of competition are not direct, or specific, to the Company's business.

          c. Non-Solicitation of Customers. You acknowledge and agree that during the course and solely as a result of your employment with the Company, you have and will become aware of some, most or all of the Company's customers and clients, their names and addresses, their representatives responsible for engaging the Company's services, their specific needs and requirements, and lead and referrals to prospective customers and clients. You further acknowledge and agree that the loss of such customers and clients would cause the Company great and irreparable harm. Consequently, you covenant and agree that in the event of the termination of your employment with the Company, whether voluntarily or involuntarily, you will not, for the two year period following your termination of employment hereunder, directly or indirectly solicit to do business of a nature that is directly or indirectly competitive with the business of the Company or any of its subsidiaries with any customer or client, former customer or client or prospective customer or client of the Company with whom you came into contact while employed by the Company or who was known to you to be a current, former or prospective customer or client of the Company. For purposes of the immediately preceding sentence, a person or entity shall be treated as a prospective customer only if and to the extent that the Company has undertaken a deliberate effort to obtain the business of such person or entity and has a reasonable expectation of obtaining such business.

          d. Non-Solicitation of Employees. You acknowledge and agree that during the course of employment by the Company, you have and may hereafter come into contact with some, most or all of the Company's employees, their knowledge, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. You further acknowledge and agree that any solicitation, luring away or hiring of such employees of the Company will be highly detrimental to the business of the Company and will cause the Company serious loss of business and great and irreparable harm. Consequently, you covenant and agree that during the course of employment by the Company and for the two year period following the termination of your employment hereunder, you shall not directly or indirectly, on behalf of yourself or another, solicit, lure or hire any employees of the Company of whom you became aware while employed by the Company, or assist or aid in any such activity.

          e. Enforcement of Covenants. You acknowledge and agree that compliance with the covenants set forth in this Section 9 is necessary to protect the business and goodwill of the Company and that any breach of this Section 9 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief Accordingly, in the event of any breach or anticipatory breach of Section 9 by you, the Company and you agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and you hereby consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Company to enforce the provisions of Section 9.

          f. Prior Commitments. The covenants set forth in this Section 9 supplement, and do not supersede, the covenants contained in any other agreement between you and the Company.

          g. Interpretation. Nothing in Section 9(c) or (d) shall be construed to prevent any entity to which you provide services from independently engaging in conduct of a nature and type that you would be prohibited from undertaking by reason of such Sections so long as you do not, directly or indirectly, assist such entity in such conduct.

     10. Arbitration of Disputes and Jury Waivers. Except as set forth in
Section 9 of this Agreement, the parties hereto agree to arbitrate any dispute, claim, or controversy (claim) against each other arising out of the cessation of your employment, any claim of unlawful discrimination or harassment that might or did arise during or as a result of your employment which could have been brought before an appropriate government administrative agency or in an appropriate court, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, as well as any claim or controversy under this Agreement.

         The arbitration shall be arbitrated by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties hereto agree that the arbitration shall take place in New York County, New York. The arbitrator's fees will be shared equally by the parties. The decision or award of the arbitration shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

         Any Claims under Section 9 of this Agreement shall not be subject to arbitration, but shall be subject to the remedies set forth therein.

          a. Jury Trial. If for any reason this Arbitration provision is declared unenforceable, you agree to waive any right you may have to a jury trial with respect to any dispute or claim against the Company relating to this Agreement, your employment, and the termination or modification of any terms and conditions of employment, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

          b. Venue. In the event this Arbitration provision is declared unenforceable for any reason, or in the event of any litigation arising pursuant to Section 9 of this Employment Agreement, the parties agree that, with respect to any litigation arising pursuant to this Agreement, New York County, New York shall be the only proper county for purposes of venue. The parties further agree that they will submit to the personal jurisdiction of any Court (Federal or State) located within New York State.

11. Miscellaneous.

          a. Waiver. No waiver or modification of the Agreement, nor any portion hereof, shall be valid unless in writing and signed by you and such officers as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any Notice of Termination by you must be given not later than forty-five
(45) days after the occurrence of the event which you claim to constitute Good Reason and any Notice of Termination by the Company must be given not later than forty-five (45) days after the Company becomes aware of the occurrence of the event claimed by the Company to constitute Cause or Disability. Subject to the preceding sentence, any failure by the Company to claim promptly that any event constitutes Cause, or failure by you to claim promptly that any event constitutes Good Reason, shall not preclude either the Company or you from claiming subsequently that such event or any earlier or later event constitutes Cause or Good Reason. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

          b. Notices. All notices required or permitted to be given under the terms of the Agreement, or which any of the parties desires to give hereunder, shall be in writing and delivered personally or be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by reputable private courier addressed as follows:



                  If to the Company:



                  EDO Corporation
                  60 E. 42nd St
                  New York, New York
                  Attn: Corporate Secretary

                  If to you:

                  Mr. James M. Smith
                  35 Arrowhead Court
                  Manhassett, NY 11030

                  With copy to:

                  Gavin McElroy, Esq.
                  Frankfurt Kurnit Klein & Selz, PC
                  488 Madison Avenue
                  New York, NY 10022





Any party may change the address to which notice is to be sent to it or to him by notice in writing to the other party as provided above.

          c. Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York without regard to its conflict of laws provisions. h.

          d. Severability. If any provision(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same value and enforceable, or shall be deemed excised from the Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein as the case may be.

          e. Legal Fees and Expenses. If, following any final adjudication of any proceeding, you shall have prevailed as to at least one material issue presented in any arbitration or other contest regarding your rights or obligations under this Agreement or regarding the validity or enforceability of any provision of this Agreement, the Company shall pay the reasonable amount of the legal fees and expenses you incurred as a result of such arbitration or contest.

          f. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.




                              EDO CORPORATION

                              By: /s/  Patricia D. Comiskey 10/27/04
                              --------------------------------------
                              Name: Patricia D. Comiskey
                              Title: Vice President, Human Resources


                              /s/  James M. Smith  10/27/04
                              --------------------------------------
                              JAMES M. SMITH